EXHIBIT 11.1


                                  Endogen, Inc.

                        Computation of Earnings Per Share

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

                                                                           Year ended May 31,
                                               -----------------------------------------------------------------
                                                   1995                       1996                       1997
                                               -------------            --------------             -------------

Primary earnings per share:

     Weighted average number of
     shares outstanding.....................       2,649,920                 2,835,697                 3,095,262

     Shares deemed outstanding from
     the assumed exercise of stock
     options and warrants...................         142,309                        --                   299,400
                                               -------------             -------------             -------------

     Total                                         2,792,229                 2,835,697                 3,394,662
                                               =============             =============             =============

     Net income (loss) applicable to
     common shares..........................    $     24,302              $   (700,539)             $    975,595
                                               =============             =============             =============

     Primary earnings (loss) per share
     of common stock........................    $       0.01              $      (0.25)             $       0.29
                                               =============             =============             =============

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